EXHIBIT 11.1
                   TURBODYNE TECHNOLOGIES INC AND SUBSIDIARIES
                  Schedule of Computation of Earnings Per Share


LOSS PER SHARE                                         Three Months Ended                            Nine Months Ended
                                                          September 30,                                 September 30,
                                                1999                     1998                     1999                   1998
                                          ------------------    -----------------        ------------------     -----------------

Net loss                                $        (8,173,224)  $       (4,233,000)      $       (14,996,500)   $      (12,002,000)

Basic EPS - Weighted Average Shares
       Outstanding                               46,948,000           41,204,000                44,798,000            38,446,000
Less: Shares in Escrow                           (4,150,000)          (4,150,000)               (4,150,000)           (4,150,000)
                                          ------------------    -----------------        ------------------     -----------------
Basic EPS - Weighted Average Shares
       Outstanding Adjusted                      42,798,000           37,054,000                40,648,000            34,296,000
                                          ==================    =================        ==================     =================

Basic Loss per Share                    $             (0.19)  $            (0.11)      $             (0.37)   $            (0.35)
                                          ==================   =================        ==================     =================


Basic EPS - Weighted Average Shares
       Outstanding Adjusted                      42,798,000           37,054,000                40,648,000            34,296,000
                                          ==================    =================        ==================     =================

Effect of Diluted Securities:
       Warrants and Stock Options (1)                     -                    -                         -                     -
                                          ------------------    -----------------        ------------------     -----------------
Diluted EPS - Weighted Average Shares
       Oustanding                                42,798,000           37,054,000                40,648,000            34,296,000
                                          ==================    =================        ==================     =================

Diluted Loss per Share                  $             (0.19)  $            (0.11)      $             (0.37)   $            (0.35)
                                          ==================    =================        ==================     =================



(1) The Company's outstanding stock options and warrants have an antidilutive effect on net loss per share. As a result such amounts have been excluded from the computations of diluted loss per share.


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